UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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TURBOCHEF TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TURBOCHEF TECHNOLOGIES, INC.
SIX CONCOURSE PARKWAY
SUITE 1900
ATLANTA, GEORGIA 30328

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of TurboChef Technologies, Inc. to be held on Tuesday, July 19, 2005, at 2:00 p.m., local time, at International Tech Center, 4240 International Parkway, Carrollton, Texas 75007.

At this meeting, you will be asked to consider and approve the election of all seven members of the Board of Directors; approve an amendment to the Company’s 2003 Stock Incentive Plan to increase the number of shares under that plan; and, the ratification of Ernst & Young LLP as our independent auditors for 2005. The attached notice of annual meeting and proxy statement explain the proposals and provide more detailed information concerning the annual meeting.

Stockholders eligible to vote at this meeting may vote their shares by mailing in their proxies in the manner set forth on the enclosed proxy card. Please mark your votes on the enclosed proxy card, sign and date it, and mail it using the enclosed envelope as soon as possible.

If your shares are held in a stock brokerage account or by a bank or other broker nominee, then you are not the record holder of your shares, and while you are welcome to attend the annual meeting you would not be permitted to vote unless you obtained a signed proxy from your broker nominee (who is the holder of record). However, your broker nominee has enclosed a voting instruction card for you to use to indicate your voting preference, which may provide that you can deliver your instructions by telephone or over the Internet. Please complete the voting instruction card and return it to your broker nominee as soon as possible.

We look forward to seeing you at our annual meeting.

Sincerely,

Richard E. Perlman	James K. Price
Chairman of the Board	President and Chief Executive Officer

June 21, 2005

TURBOCHEF TECHNOLOGIES, INC.
2005 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING

To the Stockholders of TurboChef Technologies, Inc.:

TurboChef Technologies, Inc. (the “Company” or “TurboChef”) will hold its Annual Meeting of Stockholders on Tuesday, July 19, 2005, at 2:00 p.m., local time, at International Tech Center, 4240 International Parkway, Carrollton, Texas 75007. At the meeting, we will ask the stockholders to consider the following items of business:

1.	Election of seven directors for a term of one year;

2.
Approval of an amendment to the Company’s 2003 Stock Incentive Plan to increase the number of shares of the Company’s common stock available for awards under the Plan by an additional 2,000,000 shares;

3.	Ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2005; and

4.	Such other matters as may properly come before the meeting or any adjournments or postponements thereof.

We more fully describe these items in our proxy statement attached to this notice. You are entitled to vote at the Annual Meeting (or any adjournment thereof) if you were a stockholder of record at the close of business on June 2, 2005. Your vote is important, but you can only vote by returning a signed proxy card to us or otherwise arranging to have your shares represented at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder at the meeting.

By Order of the Board of Directors,

Richard E. Perlman	James K. Price
Chairman of the Board	President and Chief Executive Officer

Atlanta, Georgia
June 21, 2005

IT IS IMPORTANT THAT YOU RETURN THE PROXY OR VOTING INSTRUCTION CARD PROMPTLY. IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR SHARES BY MAIL, OR AS OTHERWISE PERMITTED ON THE ENCLOSED PROXY CARD OR VOTING CARD, SO THAT YOUR SHARES WILL BE REPRESENTED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE VOTE IS TAKEN AT THE MEETING.

TURBOCHEF TECHNOLOGIES, INC.
2005 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

TURBOCHEF TECHNOLOGIES, INC.
2005 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

TurboChef will first mail this Proxy Statement and the accompanying form of proxy card on or about June 14, 2005, to stockholders eligible to vote at the Company’s 2005 Annual Meeting of Stockholders. Stockholders of record as of the close of business on the record date of June 2, 2005, will be entitled to vote at the meeting. As of June 2, 2005, we had 28,140,381 shares of common stock outstanding and entitled to vote. A majority of the shares of outstanding common stock represented at the meeting is required to constitute a quorum for the conduct of business at the Annual Meeting. Each share of common stock of the Company entitles the holder to one vote. We have no other class of stock outstanding with rights to vote at this meeting. Abstentions and “broker non-votes” will be included in determining whether a quorum is present. Broker non-votes are proxies received from brokers or other nominees holding shares on behalf of their clients who have not received specific voting instructions from their clients with respect to certain non-routine matters.

The Company is including with this Proxy Statement a copy of its 2004 Annual Report to Stockholders, which includes TurboChef’s Annual Report on Form 10-K, including financial statements and schedules, filed with the Securities and Exchange Commission, for the fiscal year ended December 31, 2004. Additional copies of the 2004 Annual Report to Stockholders are available upon request of stockholders of record or persons who can represent that they were beneficial owners of our common stock on the record date. Copies of any exhibit(s) to the Form 10-K will be furnished on request and upon the payment of the Company’s expenses in furnishing such exhibit(s). Any request for a copy of the 2004 Annual Report to Stockholders or exhibits to the Form 10-K should be in writing addressed to Corporate Secretary, TurboChef Technologies, Inc., Six Concourse Parkway, Suite 1900, Atlanta, Georgia 30328. We also make available our Annual Report to Stockholders on our website at www.turbochef.com.

PROPOSAL ONE — ELECTION OF DIRECTORS

NOMINEES

The number of members of the Company’s Board of Directors is set by the Board from time to time, and it presently is fixed at seven members. The current term of our directors expires at the annual meeting of stockholders in 2005. Nominees for seven directors are proposed for election.

The Board has nominated and unanimously recommends the election of the following persons to be directors of the Company. The directors elected this year will have a term that expires at the annual meeting of stockholders in 2006. Under the Company’s by-laws, directors are elected by a plurality of the votes cast. Below is information about each of the nominees for election at this meeting. The nominees have indicated they will serve if elected, but if one or more of the nominees becomes unavailable to accept their nomination or election as a director, then the persons named as proxies on the enclosed proxy card will vote your shares for the election of a replacement nominee of the Board of Directors, if the Board should recommend one.

Proxies that are executed, but that do not contain any specific instructions, will be voted for the election of the nominees for director specified herein, and, in the discretion of the persons appointed as proxies, on any other matter that may properly come before the Annual Meeting or any postponement or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

Richard E. Perlman

Richard E. Perlman, age 59, has been Chairman of the Board since October 2003. He was formerly chairman of PracticeWorks, Inc. from March 2001 until its acquisition by The Eastman Kodak Company in October 2003. Mr. Perlman served as chairman and treasurer of AMICAS, Inc. (formerly VitalWorks Inc.) from January 1998 and as a director from March 1997 to March 2001, when he resigned from all positions with that company upon completion of the spin-off of PracticeWorks, Inc. from VitalWorks. From December 1997 until October 1998, Mr. Perlman also served as VitalWorks’ chief financial officer. Mr. Perlman is the founder of Compass Partners, L.L.C., a merchant banking and financial advisory firm specializing in corporate restructuring and middle market companies, and has served as its president since its inception in May 1995. From 1991 to 1995, Mr. Perlman was executive vice president of Matthew Stuart & Co., Inc., an investment banking firm. Mr. Perlman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and a Masters in Business Administration from the Columbia University Graduate School of Business.

James K. Price

James K. Price, age 47, has been our President and Chief Executive Officer and a director since October 2003. From March 2001 until its acquisition by The Eastman Kodak Company in October 2003, Mr. Price was the president and chief executive officer and a director of PracticeWorks, Inc. Mr. Price was a founder of VitalWorks Inc. and served as its executive vice president and secretary from its inception in November 1996 to March 2001, when he resigned from all positions with VitalWorks upon completion of the spin-off of PracticeWorks from VitalWorks. Mr. Price served as an executive officer of American Medcare from 1993 and co-founded and served as an executive officer of International Computer Solutions from 1985, in each instance until American Medcare and International Computer Solutions merged into VitalWorks in July 1997. Mr. Price holds a B.A. in Marketing from the University of Georgia.

James W. DeYoung

James W. DeYoung, age 61, became a director of TurboChef in December 2003. Mr. DeYoung is the founder and President of Winston Partners Incorporated, which provides strategic corporate advisory, corporate disclosure and investor relations services to select private and publicly-owned companies. Mr. DeYoung also is a general partner of Resource Ventures L.P., a private equity/venture fund. Prior to forming Winston Partners in 1984, Mr. DeYoung spent 14 years with Baxter International, Inc., serving in a senior capacity in marketing, investor relations, public relations and corporate financial management functions. Mr. DeYoung is currently a director of several private companies and is involved with numerous not-for-profit organizations in the Chicago, Illinois area, including as a trustee of Rush University Medical Center and Rush North Shore Medical Center. Mr. DeYoung is also vice chairman and a director of the Chicago Horticultural Society. Mr. DeYoung received a B.A. degree from Washington and Lee University and a J.D. degree from Northwestern University School of Law.

Sir Anthony Jolliffe

Sir Anthony Jolliffe, age 66, became a director of TurboChef in December 2003. He was previously a director from November 1998 until 2001. Sir Anthony Jolliffe is a citizen of the United Kingdom and an independent international business consultant. Until his retirement from the accounting profession in 1982, Sir Anthony Jolliffe was a Chartered Accountant in the United Kingdom for 18 years, during which time he grew his accounting firm into a multi-national operation with offices in 44 countries with over 200 partners. His firm eventually merged with Coopers & Lybrand and Grant Thornton. He remained with Grant Thornton for two years until he retired. Since that time, Sir Anthony has built a number of businesses, two of which have been listed on the London Stock Exchange. He is currently involved in several business projects in China, the Middle East, the United States and the United Kingdom. Sir Anthony has held, and currently holds, numerous positions with governmental and charitable entities in the United Kingdom and China, including being the former Lord Mayor of London and the chairman of the Special Advisory Board to the Governor of Yunnan Province in China.

J. Thomas Presby

J. Thomas Presby, age 65, became a director of TurboChef in December 2003. In June 2002 he retired as a partner with Deloitte Touche Tohmatsu, an international accounting and consulting firm. Over a period of 30 years, Mr. Presby held many positions with Deloitte in the United States and abroad, including deputy chairman and chief operating officer from 1995 until his retirement. Mr. Presby also served as the chief executive officer of Deloitte & Touche in Europe and Central Europe between 1990 and 1995. During the 1980s, Mr. Presby launched and served as the managing partner of the Financial Services Center, an industry-focused practice unit of the firm. Mr. Presby served as a director of PracticeWorks, Inc. from September 2002 until its October 2003 sale to Eastman Kodak. He also served as a director of GreenPoint Financial from January 2003 until its October 2004 sale to North Fork Bank. Mr. Presby currently serves as a director and audit committee chair of Tiffany & Co. and World Fuel Services Corporation. Mr. Presby received a B.S. in Electrical Engineering from Rutgers University, and an M.S. in Industrial Administration from the Carnegie Mellon University Graduate School of Business. He is a Certified Public Accountant in New York and Ohio.

William A. Shutzer

William A. Shutzer, age 58, has been a director of TurboChef since October 2003. Mr. Shutzer is a senior managing director of Evercore Partners, a financial advisory and private equity firm. Mr. Shutzer was a managing director of Lehman Brothers, Inc. from October 2000 to November 2003 and a partner in Thomas Weisel Partners, LLC, an investment banking firm, from September 1999 to October 2000. From March 1994 until October 1996, Mr. Shutzer was executive vice president of Furman Selz, Inc. and thereafter until the end of December 1997, he was its president. From January 1998 until September 1999, he was chairman of ING Barings LLC’s Investment Banking Group. From September 1978 until February 1994, Mr. Shutzer was a managing director of Lehman Brothers and its predecessors. From March 2001 to October 2003 he was a director of PracticeWorks, Inc. Mr. Shutzer is currently a director of Tiffany & Co., American Financial Group, CSK Auto, Inc., and Jupitermedia Corp. Mr. Shutzer received a B.A. from Harvard University and an M.B.A. from Harvard Business School.

Raymond H. Welsh

Raymond H. Welsh, age 73, has been a director of TurboChef since October 2003. Since January 1995, Mr. Welsh has been a senior vice president of UBS Financial Services, Inc. From March 2001 to October 2003 he was a director of PracticeWorks, Inc. Mr. Welsh is a Trustee of the University of Pennsylvania and PennMedicine. He is chairman of the board of Bancroft Neurohealth and a trustee of the Bancroft Foundation. Mr. Welsh received a B.S. in Economics from the Wharton School of the University of Pennsylvania.

GENERAL INFORMATION

BOARD OF DIRECTORS

The Board of Directors of TurboChef is responsible for the overall management of the business and affairs of the Company. By resolution of the Board, the size of the Board has been set at seven members. During 2004, the Board held nine meetings. The Board of Directors is assisted in its duties by committees to which the Board has delegated certain authority. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee. During 2004, all directors attended in the aggregate more than 75% percent of the Board meetings and meetings of committees of which they were a member.

All members of the Board are invited and encouraged to attend the Company’s meetings of stockholders. It is anticipated that at least a majority of the members will attend the meeting this year.

The members of the Audit Committee are J. Thomas Presby, William A. Shutzer and James W. DeYoung, all of whom are independent under AMEX Rule §10,253, Sec. 803. This Audit Committee was formed in December 2003 and operates pursuant to a written charter adopted by the Board. During 2004, the Audit Committee held seven meetings. The Audit Committee reviews, acts on and reports to the Board of Directors on various auditing and accounting matters, including the election of our independent auditors, the scope of our annual audits, fees to be paid to the independent auditors, the performance of our independent auditors, the content and conclusions of the audited financial statements and our accounting practices and controls.

Two members of the Board comprise the Compensation Committee: William A. Shutzer and Raymond H. Welsh. The two members of this Compensation Committee, which was formed in December 2003, met or acted by consent five times in 2004. The Compensation Committee provides overall guidance with respect to establishment, maintenance and administration of the Company’s compensation programs and employment benefit plans. The Committee also establishes salaries, incentives and other forms of compensation for executive officers and administers the Company’s incentive compensation plans.

The Board formed a Nominating Committee in June 2005. It operates pursuant to a written charter adopted by the Board, a copy of which is available on the Company’s website (www.turbochef.com). The members of the committee are all of the Board’s independent directors, as independence is defined in AMEX Rule §10,253, Sec. 803: James W. DeYoung, Sir Anthony Jolliffe, J. Thomas Presby, William A. Shutzer and Raymond Welsh. The Nominating Committee is established to assist the Board of Directors in fulfilling its responsibilities with respect to: (1) Board and committee membership, organization and function; (2) director qualifications and performance; and (3) corporate governance.

DIRECTOR NOMINATIONS

The Nominating Committee will consider and make recommendations to the Board concerning nominees for the Board to recommend to stockholders in connection with the Company’s annual meeting of stockholders, including nominees for director submitted by stockholders in accordance with nomination procedures in the Company’s by-laws and any policies regarding stockholder nominees adopted by the Board or the Committee. The Committee will periodically consider what experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the Committee and the Board evaluates each incumbent’s continued service, in light of the Board’s collective requirements. When the need for a new director arises (whether because of a newly created Board seat or vacancy), the Committee will proceed by whatever means it deems appropriate to identify a qualified candidate or candidates, including by engaging director search firms. The Committee will evaluate the qualifications of each candidate and may have the final candidates interviewed by one or more Committee and Board members before the Committee makes a decision.

At a minimum, directors should have high moral character and personal integrity, demonstrated accomplishment in his or her field, the ability to devote sufficient time to carry out the duties of a director and qualify under the laws of the State of Delaware and any requirements in the Company’s organizational documents. In addition to these minimum qualifications for candidates, in evaluating candidates the Committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular Board seat, taking into account the then-current composition of the Board. These factors may include: a candidate’s independence, professional and educational background, reputation, industry knowledge and business experience, and the relevance of those characteristics to the Company and the Board; whether the candidate will complement or contribute to the mix of talents, skills and other characteristics needed to maintain the Board’s effectiveness; the candidate’s ability to fulfill the responsibilities of a director and of a member of one or more of the Board’s standing committees.

The Committee may consider and make a recommendation to the Board concerning including in the Board’s slate of nominees a nominee for director submitted by a stockholder who has beneficially owned more than 5% of the Company’s outstanding Common Stock for more than two years at the time of the stockholder’s submission of a nominee. The nominating stockholder should submit required information about the nominee and the nominating stockholder within the time period and as provided for stockholder proposals and described later in this proxy statement under the caption “Stockholder Proposals for the 2006 Annual Meeting” and as later requested by the Committee or the Board in connection with their evaluation of the nominee. The nominating stockholder should expressly indicate that such stockholder desires that the Board or Committee consider such stockholder’s nominee for inclusion with the Board’s slate of nominees for the meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationships currently exist, or have existed between our compensation committee and the board of directors or compensation committee of any other company.

DIRECTOR COMPENSATION

TurboChef’s directors do not currently receive cash compensation for their services as directors, but are reimbursed for their reasonable and necessary expenses for attending Board and Board committee meetings. Members of the Board, who are not TurboChef employees, or employees of any parent, subsidiary or affiliate of TurboChef, are eligible to participate in TurboChef’s stock option plan. Directors who are not employees receive the following one-time grants under the Company’s director compensation plan: (1) for membership on the Board each member is granted options to purchase 33,333 shares of common stock of the Company, the grant of which is effective on and priced as of the date the director agrees to join the Board; (2) a director who is the chairman of the Audit Committee, the Compensation Committee or the Global Initiatives Committee of the Board is granted options to purchase 8,333, 8,333 and 16,666 shares of common stock of the Company, respectively, the grant of which is effective on and priced as of the date the director agrees to be appointed chairman; (3) each director who is a member of a committee constituted by the Board but who is not a chairman is granted options to purchase 3,333 shares of common stock of the Company, the grant of which is effective on and priced as of the date the director begins service on the committee; and (4) options granted under the Board compensation plan shall vest 50% on each of the two anniversaries following their grant date. In addition, each Board member is granted options to purchase 8,333 shares of common stock for each year of service after the first year, and committee chairmen are granted options on an additional 3,333 shares for each year after the first year. Annual grants are effective on and priced as of the anniversary date of service.

EXECUTIVE OFFICERS

The executive officers of TurboChef are as follows:

NAME	POSITION

Richard E. Perlman	Chairman of the Board of Directors
James K. Price	President and Chief Executive Officer
Joseph T. McGrain	Vice President and President, Residential Oven Division
James A. Cochran	Senior Vice President and Chief Financial Officer
Paul P. Lehr	Vice President and Chief Operating Officer

James A. Cochran, age 57, has served as our Senior Vice President, Assistant Secretary and Chief Financial Officer since October 2003. He served as Chief Financial Officer of PracticeWorks, Inc. from its formation in August 2000 until its acquisition by The Eastman Kodak Company in October 2003. He was VitalWorks Inc.’s Chief Financial Officer from August 1999 to March 2001, when he resigned from all positions with VitalWorks upon completion of the spin-off of PracticeWorks from VitalWorks. From 1992 until joining VitalWorks, Mr. Cochran was a member of the accounting firm of BDO Seidman, LLP, serving as a partner since 1995. He is a Certified Public Accountant and received a B.B.A. in Accounting and an M.B.A. in Corporate Finance from Georgia State University.

Joseph T. McGrain, age 57, became a Vice President and President of our Residential Oven Division in April, 2005. Formerly, since 1998, Mr. McGrain was President of Wolf Range Company LLC, a division of ITW Food Equipment Group and a U.S. manufacturer of commercial cooking equipment, marketing to commercial dealers and national chain accounts in the U.S. and export markets in Asia, South America and Europe. From 1995 to 1998 he was President of Gaggenau USA Corporation, a subsidiary of Bosch Siemens Group and a distributor of high quality European residential cooking equipment. Mr. McGrain had other management positions with Bosch Siemens from 1987 to 1995.

Paul P. Lehr, age 58, has served as our Vice President and Chief Operating Officer since October 2004, and from November 2003 to October 2004, Mr. Lehr served as our Vice President of Operations. From December 2001 until joining us in November 2003, Mr. Lehr was self-employed. Mr. Lehr also served as executive vice president — commercial sales of CSK Auto, Inc., a publicly traded automotive parts distribution company, from February 2000 to December 2001. Before joining CSK Auto, in 1980 Mr. Lehr founded Motor Age, Inc., a distributor of automotive replacement parts. Motor Age became part of Parts Plus Group, Inc. in 1997, and Mr. Lehr served as president and chief executive officer of that industry roll-up until he joined CSK Auto in February 2000. He received a B.S. in Economics and an M.B.A. from City University of New York.

For more information with respect to Messrs. Perlman and Price, please see the section entitled “Directors” above.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who beneficially own more than ten percent (10%) of a registered class of the Company’s equity securities (“ten percent stockholders”) to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Executive officers, directors and ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, the Company believes that during the fiscal year ended December 31, 2004, the following filings applicable to its executive officers, directors and ten percent stockholders were late:

Grand Cheer Co. Ltd, a ten percent stockholder, filed three late reports on Form 4 for 2004 reporting seven sales of shares.

OvenWorks, LLLP, a ten percent stockholder, Oven Management, Inc., its general partner, and Mr. Perlman, a director and executive officer of the Company who controls OvenWorks and its general partner, each filed one late report on Form 4 for 2004 reporting Ovenworks’ conversion of preferred shares to common shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Five Percent Owners

The following table sets forth information, as of June 2, 2005, as to shares of our capital stock held by persons known to us to be the beneficial owners of more than five percent of any class of our capital stock based upon information publicly filed by such persons:

Title of Class	Name and Address of Beneficial Owner of Class	Amount of Beneficial Ownership		Percent of Class(1)

Common	OvenWorks, LLLP 655 Madison Avenue Suite 1500 New York, NY 10021	10,799,333	(2)	38.4%
Common	Jeffrey B. Bogatin 888 Park Avenue New York, NY 10021	1,948,867	(3)	6.9%
Common	Raj Rajaratnam	1,701,699	(4)	6.1%

(1)	Based upon 28,140,381 shares outstanding on June 2, 2005.
(2)
Shares of common stock held by OvenWorks were issued upon the conversion of shares of Series D Convertible Preferred Stock that were issued in connection with a private placement to OvenWorks. Oven Management, Inc. is the sole general partner of OvenWorks, LLLP. Richard Perlman, our Chairman, is the sole shareholder, sole director and President of Oven Management, Inc. and also a limited partner of OvenWorks.

(3)	Based upon ownership reported in a Schedule 13D filed on July 20, 2004.
(4)
Based upon ownership reported in a Schedule 13G filed on March 4, 2005. The Schedule 13G was filed by Raj Rajaratnam as well as the following related entities, which disclaim being a “group” for these reporting purposes: Galleon Management, L.L.C., Galleon Management, L.P., Galleon Advisors, L.L.C., Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Communications Partners, L.P., Galleon Communications Offshore, Ltd., Galleon Admirals Offshore, Ltd., and Galleon Buccaneers Offshore, Ltd.

.

Officers and Directors

The following table sets forth information concerning the shares of TurboChef Common Stock that are beneficially owned by the following individuals:

•	each of TurboChef’s directors;

•	each of TurboChef’s named executive officers; and

•	all of TurboChef’s directors and executive officers as a group.

Unless otherwise indicated, the listing is based on the number of TurboChef common shares held by such beneficial owners as of June 2, 2005. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The number of shares shown as beneficially owned by each beneficial owner in the table below includes shares that can be acquired by that beneficial owner through stock option exercises on or prior to August 1, 2005. In calculating the percentage owned by each beneficial owner, the Company assumed that all stock options that are exercisable by that person on or prior to August 1, 2005 are exercised by that person and the underlying shares issued. The total number of shares outstanding used in calculating the percentage owned assumes no exercise of options held by other beneficial owners. Likewise, beneficial ownership of certain officers and directors is shown as if shares of common stock have been distributed by OvenWorks, LLLP to its partners.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Richard E. Perlman	11,042,355	(2)	38.9%
James K. Price	2,023,591	(3)	7.1%
J. Thomas Presby	142,739	(4)	*
William A. Shutzer	1,840,230	(5)	6.5%
Raymond H. Welsh	264,483	(6)	*
Sir Anthony Jolliffe	154,869	(7)	*
James W. DeYoung	318,506	(8)	1.1%
James A. Cochran	347,699	(9)	1.2%
Joseph T. McGrain	11,111	(10)	*
Paul P. Lehr	15,721	(10)	*

All current directors and executive officers as a group (9 persons)	11,701,569	(2)(11)	40.5%

*	Less than 1%
(1)
Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Percentages herein assume a base of 28,140,381 shares of common stock outstanding as of June 2, 2005.

(2)
Includes 243,022 shares of common stock issuable upon exercise of options and 10,799,333 shares of common stock (or 38.4%) currently owned by OvenWorks, LLLP, which is controlled by Mr. Perlman. Current directors and executive officers (or their affiliates) would have beneficial ownership of an aggregate of 7,142,507 shares of the Company’s common stock if OvenWorks distributed such shares to its partners.

(3)	Includes 243,055 shares of common stock issuable upon exercise of options and 1,780,536 shares of common stock currently owned by OvenWorks, LLLP.
(4)	Includes 22,500 shares of common stock issuable upon exercise of options and 120,239 shares of common stock currently owned by OvenWorks, LLLP.
(5)	Includes 22,500 shares of common stock issuable upon exercise of options and 1,817,730 shares of common stock currently owned by OvenWorks, LLLP.
(6)	Includes18,333 shares of common stock issuable upon exercise of options and 246,150 shares of common stock currently owned by OvenWorks, LLLP.
(7)	Includes 99,999 shares of common stock issuable upon exercise of options and 54,870 shares of common stock currently owned by OvenWorks, LLLP.
(8)	Includes 18,333 shares of common stock issuable upon exercise of options and 300,173 shares of common stock currently owned by OvenWorks, LLLP.
(9)	Includes 77,777 shares of common stock issuable upon exercise of options and 269,922 shares of common stock currently owned by OvenWorks, LLLP.
(10)	Shares issuable upon exercise of options.
(11)	Includes 772,351 shares issuable upon exercise of options and 10,799,333 shares of common stock currently owned by OvenWorks, LLLP.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, consisting of Messrs. Shutzer and Welsh, was formed in December 2003. It is the Compensation Committee’s responsibility to:

—	establish the compensation policies applicable to the executive officers and determine the annual compensation of each executive officer;

—	exercise all rights, authority and functions of the Board of Directors under the various stock incentive plans; and

—	perform such other duties as the Board of Directors from time to time may direct.

In performing these duties, we consider recommendations from management along with other factors.

The Compensation Committee’s Philosophy

Our philosophy on establishing executive compensation is to:

—	foster a high-performance culture that motivates and retains high-performing executives; and

—	create a comprehensive incentive compensation plan which includes a combination of stock-based and cash compensation.

In implementing this philosophy, we establish executive compensation policies based on current corporate performance, the potential for future performance gains, whether stockholder value has been or will be enhanced, and competitive market conditions for executives in similar positions at local, regional and national companies having similar revenues and number of employees. We evaluate these factors for each officer on an annual basis, including consideration of the contribution made by each officer over the prior fiscal year. TurboChef’s compensation package for its officers can include a combination of salary, bonus, stock option grants and restricted stock awards. We believe that stock-based compensation in the form of stock option grants are beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value and present the best opportunity for us to establish executive compensation that will foster the overall development of TurboChef. Accordingly, we emphasize stock options as an important complement to cash in the overall compensation of executive officers. We believe our executive compensation approach provides a package that is competitive with companies in our industry of comparable size and complexity.

Base Salary.  Base salaries for TurboChef’s executive officers are established under employment contracts. We review and approve these salaries annually. In determining base salaries, we take into consideration competitive market practices and each individual’s role and responsibilities in the organization. Our objective in setting base salaries is generally to provide cash compensation at a level that is competitive with comparable companies.

Bonus.  From time to time, we award our executive officers discretionary bonuses. These bonuses reflect the individual’s specific responsibilities, experience and overall performance as well as the performance of TurboChef during the year. Consistent with our overall compensation philosophy, the amount of bonuses awarded is set such that total cash compensation to our executives, including bonuses, is competitive with comparable companies.

Stock Option Grants and Restricted Stock Awards.  The grant of stock options and restricted stock is designed to align the interests of executive officers with those of stockholders in TurboChef’s long-term performance. Options granted to our executive officers have an exercise price equal to at least 100% of the fair market value of TurboChef common stock on the date of grant and expire not later than ten years from the date of grant. During 2004 it was the practice of the Committee to grant stock options that generally vest over a three-year period from the date of the grant. Option awards for our executive officers are based on our assessment of the contributions to TurboChef of each officer and recommendations of the Chief Executive Officer for officers other than the Chief Executive Officer. We believe the stock option awards, combined with cash compensation to the executive officers, provide overall compensation that is competitive with comparable companies in our industry.

Chief Executive Officer Compensation.  We followed the same policies described above in setting the compensation package for the individual that served as our Chief Executive Officer. Mr. Price has served as our Chief Executive Officer since October 2003 under his employment contract. His compensation for 2004 consisted of annual base salary at the rate of $365,000 and a contractual bonus of $191,630, based upon the Company’s operating results. We believe this combination of base salary and bonus, together with the benefit of stock options previously granted, provided compensation that was consistent with our overall executive compensation philosophy.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers through option issuances under the Company’s stock incentive plans in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Company’s stock incentive plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

By the Compensation Committee:

Raymond H. Welsh
William A. Shutzer

SUMMARY COMPENSATION TABLE

The following table summarizes compensation awarded to, earned by or paid to the Company’s Chief Executive Officer and its other most highly compensated executive officers (collectively, the “Named Executive Officers”) for services rendered to the Company during each of the last three fiscal years. No other executive officers of the Company at December 31, 2004 received compensation in excess of $100,000 during fiscal year 2004.

	ANNUAL COMPENSATION
NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY ($)	BONUS ($)	LONG-TERM COMPENSATION AWARDS SECURITIES UNDERLYING OPTIONS (#)

Richard E. Perlman	2004	$365,000	$191,630	-0-
Chairman (1)	2003	56,154		416,666

James K. Price	2004	365,000	191,630	-0-
Chief Executive Officer (2)	2003	56,154	-0-	416,666

Paul P. Lehr	2004	175,814	18,318	16,666
Chief Operating Officer (3)	2003	9,231	-0-	116,666

James A. Cochran	2004	243,500	60,545	-0-
Chief Financial Officer (4)	2003	18,692	-0-	133,333

_____________
(1)	Mr. Perlman began serving as Chairman on October 28, 2003.

(2)	Mr. Price began serving as Chief Executive Officer on October 28, 2003.

(3)	Mr. Lehr began serving as Chief Operating Officer on May 24, 2004 and from November 24, 2003 through May 24, 2004 he served as our Vice President of Operations.

(4)	Mr. Cochran began serving as Chief Financial Officer on October 28, 2003.

EXECUTIVE AGREEMENTS

TurboChef entered into a three-year employment agreement with each of Richard E. Perlman, James K. Price and James A. Cochran on substantially the terms described below. The agreements automatically renew for additional one-year periods at the end of the initial period and each renewal period unless notice of non-renewal is given at least six months in advance. The employment agreements for Messrs. Perlman and Price provide for an initial annual base salary of $365,000 with a bonus of 2% of pre-tax profit (but limited to 100% of base salary). The employment agreement for Mr. Cochran provides for an initial annual base salary of $243,000 with a discretionary bonus based upon performance and achievement of key Company objectives. The base salary in each case is subject to an annual adjustment for changes in the Consumer Price Index. The agreements also provide for a severance payment equal to three times the executive’s then current total annual compensation (base salary, bonus and benefits) upon the termination of the executive’s employment by TurboChef without cause or by the executive for good reason or in the event of a change in control. The employment agreements entitle the executive to participate in our employee benefit programs and provide for other customary benefits. In addition, the employment agreements provided for the grant of stock options on the first day of the executive’s employment. The employment agreements provide for 100% vesting of all outstanding stock options upon a change in control. The employment agreements also provide for an additional, tax gross-up payment to be made by the Company to the executive in the event that, upon a change in control, any payments made to the executive are subject to an excise tax under Section 4999 of the Internal Revenue Code. Finally, the employment agreements prohibit the executive from engaging in certain activities which compete with the Company, seeks to recruit its employees or disclose any of its trade secrets or otherwise confidential information.

TurboChef and Paul P. Lehr entered into an employment agreement for two years, beginning October 29, 2003, which automatically renews for an additional year at the end of the initial term and at the end of each renewal year unless notice of non-renewal is given at least six months in advance. The employment agreement provides for an annual base salary of $200,000 and severance compensation equal to one-half the annual base salary. Mr. Lehr is eligible for a discretionary bonus based upon performance and achievement of key Company objectives. The employment agreement provides for an additional, tax gross-up payment to be made by the Company to the executive in the event that, upon a change in control, any payments made to the executive are subject to an excise tax under Section 4999 of the Internal Revenue Code. Finally, the employment agreement prohibits the executive from engaging in certain activities which compete with the Company, seeks to recruit its employees or disclose any of its trade secrets or otherwise confidential information.

OTHER COMPENSATION INFORMATION

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning stock options granted by the Company to the named executive officers during fiscal 2004 and the potential realizable value of such option grants. The Company has granted no stock appreciation rights.

INDIVIDUAL GRANTS TABLE

Name	Number of Shares of Common Stock Underlying Options Granted	% of Total Options Granted to Employees in 2004	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)

					5%	10%

Paul P. Lehr	16,666	2.48%	10.20	05/26/2014	$106,908	$270,925

____________
(1)
The potential realizable value of the options, if any, granted in 2004 to the named executive officer was calculated by multiplying those options by the excess of (a) the assumed market value of Common Stock, at the end of option term, if the market value of Common Stock were to increase 5% or 10% in each year of the option’s term over (b) the exercise price shown. This calculation does not take into account any taxes or other expenses which might be owed. The 5% and 10% appreciated rates are set forth in the SEC rules and no representation is made that the Common Stock will appreciate at these assumed rates or at all.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUE TABLE

Shown below is information with respect to the number of TurboChef common shares acquired upon exercise of stock options and the aggregate gains realized on exercises during 2004 for the named executive officers. The table also sets forth the number of shares covered by exercisable and unexercisable options held by these executive officers on December 31, 2004 and the aggregate gains that would have been realized had these options been exercised on December 31, 2004, even though these options were not exercised, and the unexercisable options could not have been exercised at that time.

Aggregated Option Exercises in
Last Fiscal Year and Fiscal Year End Option Value

Name	Shares Acquired on Exercise	Value Realized (Market Price at Exercise Less Exercise Price)	Number of Unexercised Options At Fiscal Year-End		Value of Unexercised In-The- Money Options At Fiscal Year- End (1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Richard E. Perlman	33	$560	138,856	277,777	$2,448,031	$4,897,209
James K. Price	—	-0-	138,889	277,777	2,448,613	4,897,209
Paul P. Lehr	38,889	345,618	28,704	65,740	492,300	1,090,251
James A. Cochran	—	-0-	44,444	88,889	783,548	1,567,113

(1)
Options are “in the money” if the fiscal year-end fair market value of the Common Stock exceeds the option exercise price. At December 31, 2004, TurboChef common stock’s closing sales price was $22.88.

EQUITY COMPENSATION PLANS

The following table sets forth as of December 31, 2004, information about our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)

Equity Compensation Plans Approved by Security Holders	3,651,554	$6.86	1,755,393
Equity Compensation Plans Not Approved by Security Holders	-0-	-0-	-0-
Total	3,651,554	$6.86	1,755,393

PERFORMANCE GRAPH

The graph below compares the cumulative total return for the period from December 31, 1999 to December 31, 2004 on TurboChef’s common stock with The NASDAQ National Market index (U.S. companies) and a peer group index. The peer group index consists of the following companies in the Company’s industry: Enodis Plc, Lancer Corp., Standex International Corp., Middeby Corp., Minuteman International Inc. and Tennant Co. The comparison assumes that $100 was invested on December 31, 1999, and in each of the comparison indices, and assumes reinvestment of dividends, where applicable. The comparisons shown in the graph below are based upon historical data and the Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company’s common stock.

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

TurboChef Technologies	$100	$20	$49	$9	$39	$96
Peer Group Index	100	110	92	129	244	328
NASDAQ Market Index	100	60	48	33	49	54

PROPOSAL TWO -APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2003 STOCK
INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S COMMON
STOCK AVAILABLE FOR AWARDS UNDER THE PLAN BY AN ADDITIONAL 2,000,000 SHARES

The Board of Directors and the Company’s Compensation Committee has adopted and is proposing for approval by the stockholders an amendment to the Company’s 2003 Stock Incentive Plan, as previously amended (the “Plan”), to increase the number of shares available for award grants under the Plan by 2,000,000, for a total of 5,333,333 shares. Without the amendment, only approximately 150,000 shares remain available for grants under the Plan. The Board believes it is in the Company’s and the stockholders’ best interest that the Company continue to be able to provide existing and new employees and other eligible participants the type of incentives available under the Plan as the Company continues to grow. The Company’s 1994 Stock Option Plan expired after ten years and is no longer available. Approximately 1.2 million shares previously reserved for use under that plan were unused. Following is a summary description of the material features of the Plan, but it is qualified in its entirety by reference to the Plan itself.

The objectives of the Plan are to (i) attract, motivate and retain employees, directors, consultants, advisors and other persons who perform services for the Company by providing compensation opportunities that are competitive with other companies; (ii) provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company and its affiliates; and (iii) align the long-term financial interests of employees and other individuals who are eligible to participate in the Plan with those of stockholders. All employees, officers, directors and other natural persons who provide bona fide services to the Company (not in connection with the offer or sale of securities in a capital-raising transaction) are eligible for awards under the Plan. As of June 2005, there were approximately 129 employees, officers and directors eligible under the Plan. The Board adopted the Plan in October 2003, and it was approved by stockholders on July 19, 2004. As of June 2, 2005, approximately 3.3 million shares under the plan have been awarded.

The shares to be delivered under the Plan may be made available from authorized but unissued shares of common stock, from treasury shares, or from shares purchased in the open market or otherwise. Shares subject to awards initially issued under the Plan that later lapse or become cancelled will be available for further awards under the Plan.

DESCRIPTION OF THE PLAN

GENERAL.  The Plan is administered by the Compensation Committee of the Board or such other committee (the “Committee”) consisting of two or more members as may be appointed by the Board to administer the Plan. If any member of the Committee does not qualify as (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a subcommittee of the Committee shall be appointed to grant awards to Named Executive Officers (as defined above under “Executive Compensation”) and to officers who are subject to Section 16 of the Exchange Act, and each member of such subcommittee shall satisfy the requirements of (i) and (ii) above. References to the Committee in this summary shall include and, as appropriate, apply to any such subcommittee.

Subject to the requirement that stockholder approval be obtained for certain amendments, the Plan may be amended by the Committee in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards previously granted under the Plan, unless the participants affected by such amendment provide their written consent.

Under the Plan, participants may be granted stock options (qualified and nonqualified), stock appreciation rights (“SARs”), restricted stock, restricted stock units, and performance shares, provided that non-employee directors are not eligible for grants of qualified stock options or performance shares. Except to the extent the Committee determines that an award shall not comply with the performance-based compensation provisions of Section 162(m), the maximum number of shares subject to options and stock appreciation rights that, in the aggregate, may be granted pursuant to awards in any one calendar year to any one participant shall be 1,500,000 shares, and the maximum number of shares of restricted stock and restricted stock units, and performance shares or units that may be granted, in the aggregate, pursuant to awards in any one calendar year to any one participant shall be 1,000,000 shares.

Shares awarded or subject to purchase under the Plan that are not delivered or purchased, or revert to the Company as a result of forfeiture or termination, expiration or cancellation of an award, will be again available for issuance under the Plan.

The Committee will determine the individuals to whom awards will be granted, the number of shares subject to an award, and the other terms and conditions of an award. The Committee may provide in the agreements relating to awards under the Plan for automatic accelerated vesting and other rights upon the occurrence of a change in control or upon the occurrence of other events as may be specified in such agreements. To the extent provided by law, the Committee may delegate to one or more persons the authority to grant awards to individuals who are not Named Executive Officers and not subject to Section 16 under the Exchange Act. The Committee has delegated authority to the Chairman of the Board and the Chief Executive Officer of the Company to grant stock options for up to 25,000 shares of common stock each calendar quarter in the aggregate to employees of the Company. As applicable, when used in this description of the Plan, the Committee also refers to any such individual to whom the Committee has delegated some of its authority to grant awards.

STOCK OPTIONS.  The number of shares subject to a stock option, the type of stock option (i.e., incentive stock option or nonqualified stock option), the exercise price of a stock option (which for an incentive stock option shall be not less than the fair market value of a share on the date of grant) and the period of exercise will be determined by the Committee and set forth in an option agreement; provided that no option will be exercisable more than ten years after the date of grant.

Options granted under the Plan shall be exercisable at such times and be subject to restrictions and conditions as the Committee shall in each instance approve, including conditions related to the employment of or provision of services by a participant. The Committee shall determine and set forth in the option agreement the extent to which options are exercisable after termination of employment. The Committee may provide for deferral of option gains related to an exercise. The option price upon exercise shall be paid to the Company in full, either (a) in cash, (b) cash equivalent approved by the Committee, (c) by tendering (or attesting to the ownership of) previously acquired shares having an aggregate fair market value at the time of exercise equal to the total exercise option price, or (d) by a combination of (a), (b) and (c). The Committee may also allow cashless exercises as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

SARS.  SARs granted under the Plan entitle the grantee to receive an amount payable in shares and/or cash, as determined by the Committee, equal to the excess of the fair market value of a share on the day the SAR is exercised over the specified exercise price. SARs may be granted in tandem with a related stock option or independently. If a SAR is granted in tandem with a stock option, the grantee may exercise the stock option or the SAR, but not both. The Committee shall determine and set forth in the award agreement the extent to which SARs are exercisable after termination of employment.

RESTRICTED STOCK/RESTRICTED STOCK UNITS.  Restricted stock awards may be made either alone, in addition to or in tandem with other types of awards permitted under the Plan and may be current grants of restricted stock or deferred grants. The terms of restricted stock awards, including the restriction period, performance targets applicable to the award and the extent to which the grantee will have the right to receive unvested restricted stock following termination of employment or other events, will be determined by the Committee and be set forth in the agreement relating to such award. Unless otherwise set forth in an agreement relating to a restricted stock award, the grantee of restricted stock shall have all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive dividends, provided however that the Committee may require that any dividends on such shares of restricted stock be automatically deferred and reinvested in additional restricted stock or may require that dividends on such shares be paid to the Company to be held for the account of the grantee.

A restricted stock unit is an unsecured promise to transfer an unrestricted share at a specified future date, such as a fixed number of years, retirement or other termination of employment (which date may be later than the vesting date of the award at which time the right to receive the share becomes nonforfeitable). Restricted stock units represent the right to receive a specified number of shares at such times, and subject to such restriction period and other conditions, as the Committee determines. A participant to whom restricted stock units are awarded has no rights as a stockholder with respect to the shares represented by the restricted stock units unless and until shares are actually delivered to the participant in settlement of the award. However, restricted stock units may have dividend equivalent rights if provided for by the Committee.

PERFORMANCE SHARES.  Performance shares are awards granted in terms of a stated potential maximum number of shares, with the actual number and value earned to be determined by reference to the satisfaction of performance targets established by the Committee. Such awards may be granted subject to any restrictions, in addition to performance conditions, deemed appropriate by the Committee. Except as otherwise provided in an agreement relating to performance shares, a grantee shall be entitled to receive any dividends declared with respect to shares earned that have not yet been distributed to the grantee and shall be entitled to exercise full voting rights with respect to such shares.

PERFORMANCE MEASURES.  If awards granted or issued under the Plan are intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code, the performance measure(s) to be used for purposes of such awards shall be chosen by the Committee from among the following: earnings, earnings per share, consolidated pre-tax earnings, net earnings, operating income, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), gross margin, revenues, revenue growth, market value added, economic value added, return on equity, return on investment, return on assets, return on net assets, return on capital employed, total stockholder return, profit, economic profit, capitalized economic profit, after-tax profit, pre-tax profit, cash flow measures, cash flow return, sales, sales volume, stock price, cost, and/or unit cost. The Committee can establish other performance measures for awards granted to participants that are not Named Executive Officers, as defined in the Securities Exchange Act of 1934, as amended, or for awards granted to Named Executive Officers that are not intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code.

MISCELLANEOUS PROVISIONS.  The Plan prohibits the Company from decreasing the Option Price of any outstanding Option (except for changes in capitalization) without first receiving stockholder approval of such repricing.

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of the current U.S. federal income tax consequences of awards made under the Plan. This summary is general in nature and is not intended to cover all tax consequences that may apply to participants and the Company. Further, the provisions of the Code and the regulation and rulings thereunder relating to these matters may change.

STOCK OPTIONS.  A participant will not recognize any income upon the grant or purchase of a stock option. A participant will recognize income taxable as ordinary income (and subject to income tax withholding for Company employees) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over the sum of the exercise price and the amount, if any, paid for the option on an after-tax basis, and the Company will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option provided that the incentive stock option is exercised either while the participant is an employee of the Company or within 3 months (one year if the participant is disabled within the meaning of Section 22(c)(3) of the Code) following the participant’s termination of employment. If shares acquired by such exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant will recognize income taxable as ordinary income equal to the excess of (i) the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over (ii) the exercise price, and the Company will be entitled to a corresponding deduction.

SARS.  A participant will not recognize any income upon the grant of a SAR. A participant will recognize income taxable as ordinary income (and, subject to income tax withholding for Company employees) upon exercise of a SAR equal to the fair market value of any shares delivered and the amount of cash paid by the Company upon such exercise, and the Company will be entitled to a corresponding deduction.

RESTRICTED STOCK AWARDS.  A participant will not recognize taxable income at the time of the grant of a restricted stock award, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election under a special Code provision to be taxed at the time such restricted stock award is granted. If such election is not made, the participant will recognize taxable income at the time the restrictions on such restricted stock award lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by a participant making the above-described special election or upon the lapse of the restrictions is deductible by the Company, as compensation expense, except to the extent the limit of Section 162(m) applies. In addition, a participant receiving dividends with respect to shares subject to a restricted stock award for which the above-described election has not been made and prior to the time the restrictions lapse will recognize taxable compensation (subject to income tax withholding for Company employees), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction.

RESTRICTED STOCK UNITS.  A participant will not recognize taxable income at the time of the grant of a restricted stock unit and the Company will not be entitled to a tax deduction at such time. When the participant receives shares pursuant to a restricted stock unit, the federal income tax consequences applicable to restricted stock awards, described above, will apply.

PERFORMANCE SHARE AWARDS.  A participant will not recognize taxable income upon the grant of a performance share award, and the Company will not be entitled to a tax deduction at such time. Upon the settlement of a performance share award, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding for Company employees) in an amount equal to the cash paid and the fair market value of the shares delivered to the participant, and the Company will be entitled to a corresponding deduction.

COMPLIANCE WITH SECTION 162(m).  Section 162(m) of the Code denies an income tax deduction to an employer for certain compensation in excess of $1 million per year paid by a publicly traded corporation to the Chief Executive Officer or any of the four most highly compensated executive officers other than the Chief Executive Officer. Compensation realized with respect to stock options awarded under the Plan, including upon exercise of a non-qualified stock option or upon a disqualifying disposition of an incentive stock option, as described above, will be excluded from this deductibility limit if it satisfies certain requirements, including a requirement that the Plan be approved by the Company’s current stockholders. In addition, other types of awards under the Plan may be excluded from this deduction limit if they are conditioned on the achievement of one or more of the performance measures described above, as required by Section 162(m). To satisfy the requirements that apply to “performance-based” compensation, those performance measures must be approved by our current stockholders, and approval of the Plan will also constitute approval of those measures.

PLAN AWARDS

As of June 2, 2005, options to purchase 3,007,316 shares of common stock have been granted and are outstanding under the Plan. Exercise prices are set at fair market value on the day of grant and range from a low of $5.45 per share to a high of $15.45 per share. Options granted under the Plan through June 2, 2005 expire ten years after the grants, beginning October 29, 2013. On June 2, 2005, the market value of all shares of common stock underlying outstanding options granted under the Plan was $39,455,985. The table below shows options received under the Plan by the indicated participants through June 2, 2005:

NAME AND POSITION	NUMBER OF OPTIONS
Richard E. Perlman — Chairman	416,667
James K. Price — CEO	416,667
James A. Cochran - CFO	148,333
Paul A. Lehr - COO	173,333
Current Executive Officers, as a Group	1,288,333
Non-executive Officer Directors, as a Group	281,659
Director nominees:
J. Thomas Presby	56,665
William A. Shutzer	56,665
Raymond H. Welsh	44,999
James W. DeYoung	44,999
Sir Anthony Jolliffe	78,331
Employees (including officers) who are not Executive Officers, as a Group	1,710,571

Subject to approval of the proposed amendment to the Plan by the stockholders, future awards will be made at the discretion of the Committee. The number of options and other awards that may be granted in the future to eligible participants is not currently determinable. Only Messrs. Perlman, Price and Lehr received 5% or more of the options granted under the Plan.

VOTE REQUIRED

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is required for approval of the proposed amendment of the Plan. Broker non-votes are not entitled to vote on this matter, and consequently will not affect the outcome. Abstentions have the same effect as votes against adoption of the proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors recommends that stockholders vote FOR approval of the proposed amendment of the Plan.

PROPOSAL THREE — SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

 The Audit Committee of the Board of Directors has selected Ernst & Young LLP to be our independent auditors for the fiscal year ending December 31, 2005, and proposes that the stockholders ratify this selection at the annual meeting. Ratification of the selection of Ernst & Young LLP requires the approval of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions and broker non-votes will not be counted. If the selection of Ernst & Young LLP is rejected by the stockholders, then the Audit Committee will re-evaluate its selection.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board unanimously recommends a vote FOR this proposal.

REPORT OF THE AUDIT COMMITTEE

Three members of the Company’s Board of Directors comprise the Audit Committee of the Board. Those members are Messrs. J. Thomas Presby, William A. Shutzer and James W. DeYoung. The Board of Directors has adopted a written charter for the Audit Committee.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2004 and discussed these financial statements with the Company’s management and independent auditors. As appropriate, the Audit Committee reviewed and evaluated, and discussed with the Company’s management, internal accounting and financial personnel and the independent auditors, the following:

—	the plan for, and the independent auditors’ report on, the audit of the Company’s financial statements;

—	the Company’s financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to the Company’s stockholders;

—	management’s selection, application and disclosure of critical accounting policies;

—	changes in the Company’s accounting practices, principles, controls or methodologies;

—	significant developments or changes in accounting rules applicable to the Company; and

—	the adequacy of the Company’s internal controls and accounting and financial personnel.

The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with Ernst & Young LLP, the Company’s independent auditors. SAS 61 requires the Company’s independent auditors to discuss with the Company’s Audit Committee, among other things, the following, if applicable:

—	methods to account for significant unusual transactions;

—	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

—	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

—	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Company’s independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and Rule 3600T of the PCAOB. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit Committee discussed with the independent auditors the matters disclosed in this letter and their independence from the Company. The Audit Committee also considered whether the independent auditors’ provision of the other, non-audit related services to the Company which are described in “Independent Accountant Fees” below is compatible with maintaining such auditors’ independence.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. The Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

By the Audit Committee:

J. Thomas Presby
William A. Shutzer
James W. DeYoung

INDEPENDENT ACCOUNTANT FEES

AUDIT FEES

Fees for audit services totaled approximately $568,000 in 2004 and approximately $165,000 in 2003, including fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K.

AUDIT RELATED FEES

Fees for audit related services totaled approximately $62,000 in 2004 and approximately $12,000 in 2003. Audit related services principally include accounting consultations.

TAX FEES

Fees for tax services totaled approximately $22,000 in 2004, including tax compliance, tax advice and tax planning. The Company did not pay its principal accountant any fees for tax services in 2003.

ALL OTHER FEES

The Company did not pay its principal accountant any other fees in 2004 or in 2003.

The Audit Committee pre-approves all services for which the principal accountant is engaged.

We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

Any stockholder intending to submit a proposal for inclusion in the proxy statement and form of proxy for our 2006 annual meeting of stockholders must submit the proposal to the attention of our Secretary at our principal executive office sufficiently far in advance so that it is received by us no later than March 24, 2006.
In addition, stockholders may present proposals which are proper subjects for consideration at an annual meeting, including nominees for election to our Board of Directors, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the proposal should be submitted to the attention of our Secretary at our principal executive office sufficiently far in advance that it is received by us no later than May 8, 2006. Proxy voting on such proposals at the 2006 annual meeting of stockholders, if any, will be subject to the discretionary voting authority of the designated proxy holders.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any other matters that will be presented for consideration at the annual meeting other than as described in this proxy statement. However, if any other matter is properly presented at the meeting, proxies will be voted in accordance with the judgment of the proxy holders.

PROXIES

Proxies are solicited on behalf of the Company, and the cost of this solicitation will be borne by the Company. Directors, officers and other employees of the Company may, without compensation other than reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company may reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in assisting in the distribution of the Company’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

Once given, you may later revoke your proxy prior to the vote at the meeting by (1) delivering a written instrument revoking the proxy to our Secretary, (2) delivering another proxy with a later date to our Secretary, or (3) voting in person. Attendance at the annual meeting will not constitute a revocation of a proxy absence compliance with one of the foregoing three methods of revocation.

COMMUNICATING WITH THE BOARD OF DIRECTORS

TurboChef security holders and other parties with concerns about the Company’s conduct or about accounting, internal control or auditing matters may communicate with the Board by writing to them in care of the Corporate Secretary, TurboChef Technologies, Inc., Six Concourse Parkway, Suite 1900, Atlanta, GA 30328. All concerns related to accounting, internal control or auditing matters will be referred to the Chairman of the Audit Committee. Correspondence otherwise will be directed as requested by the writer. The Company may screen or filter out solicitations for goods or services or other inappropriate communications unrelated to TurboChef or its business under procedures adopted by the independent members of the Board.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, including us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE EXHIBITS TO IT TO VOTE YOUR SHARES AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT THAN THAT WHICH IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JUNE 21, 2005. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY OTHER DATE.

The Board of Directors recommends a vote FOR proposals (1), (2) and (3).	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of directors 01 Richard E. Perlman, 02 James K. Price, 03, James W. DeYoung, 04 Sir Anthony Jolliffe, 05 J. Thomas Presby, 06 William A. Shutzer and, 07 Raymond H. Welsh:		2.	Approve an amendment to the Company’s 2003 Stock Incentive Plan to increase the number of shares of the Company’s common stock available for awards under the Plan by an additional 2,000,000 shares:	FOR ☐	AGAINST ☐	ABSTAIN ☐

	FOR all nominees listed above (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed above.	3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2005:	FOR ☐	AGAINST ☐	ABSTAIN ☐
	☐	☐
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)			4	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
________________________________________________________________
				Receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated June 21, 2005, is hereby acknowledged.

				___________________________________________
				Signature

				_____________________________________
PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.				Signature
				Dated:_________________________________, 2005

				Please sign exactly as name appears hereon, including any official position or representative capacity.

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▲ FOLD AND DETACH HERE ▲

TURBOCHEF TECHNOLOGIES, INC.
ATLANTA, GEORGIA

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 2:00 P.M. ON JULY 19, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints James K. Price and Richard E. Perlman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Stockholders of TurboChef Technologies, Inc. to be held on the 19th day of July, 2005, and at any postponements or adjournments thereof, and to vote all of the shares of TurboChef Technologies, Inc. which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as marked on the reverse side hereof.